EXHIBIT 14.1

AMENDED AND RESTATED CODE OF ETHICS

OF

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.

I. Objectives

China Security & Surveillance Technology, Inc. (the “Company”) is committed to the highest level of ethical behavior.  The Company’s business success depends upon the reputation of the Company and its directors, officers and employees to perform with the highest level of integrity and principled business conduct.

This Code of Ethics (“Code”) applies to all directors, officers and employees of the Company, including the directors, officers and employees of each of its subsidiaries (collectively, the “Covered Persons”).  This Code is designed to deter wrongdoing and to promote all of the following:

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honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “Commission”), and in other public communications made by the Company;

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compliance with applicable governmental laws, rules and regulations;

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the prompt internal reporting to an appropriate person or persons identified herein for receiving notice of violations or potential violations of this Code; and

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accountability for adherence to this Code.

Current versions of the Code will be maintained on the Company’s website and distributed periodically to all Covered Persons.  Compliance with the Code is, first and foremost, the individual responsibility of every Covered Person. The Company will post any amendments or waivers to the Code on the Company’s website.

This Code is not intended to cover every applicable law, or to provide answers to all questions that might arise; for such, the Company relies on each person’s sense of what is right, including a sense of when it is appropriate to seek guidance from others on an appropriate course of conduct.

II. Honest And Ethical Conduct

Each Covered Person must always conduct himself or herself in an honest and ethical manner.  Each Covered Person must act with the highest standards of personal and professional integrity and must not tolerate others who attempt to deceive or evade responsibility for their actions.  Honest and ethical conduct must be a driving force in every decision made by a Covered Person while performing his or her duties for the Company.  When in doubt as to whether an action is honest and ethical, each Covered Person shall seek advice from his or her immediate supervisor or senior management, as appropriate.

III. Conflicts Of Interest

The term “conflict of interest” refers to any circumstance that would cast doubt on a Covered Person’s ability to act objectively when representing the Company’s interest.  Covered Persons should not use their position or association with the Company for their own or their family’s personal gain, and should avoid situations in which their personal interests (or those of their family) conflict or overlap, or appear to conflict or overlap, with the Company’s best interests.

The following are examples of activities that give rise to a conflict of interest.  These examples do not in any way limit the general scope of the Company’s policy regarding conflicts of interest.

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Where a Covered Person’s association with (or financial interest in) another person or entity would reasonably be expected to interfere with the Covered Person's independent judgment as to the Company’s best interest, that association or financial interest creates a conflict of interest.

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The holding of a financial interest by a Covered Person in any present or potential competitor, customer, supplier, or contractor of the Company creates a conflict of interest, except where the business or enterprise in which the Covered Person holds such financial interest is publicly owned, and the financial interest of the Covered Person in such public entity constitutes less than one percent (1%) of the ownership of that business or enterprise.

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The acceptance by a Covered Person of a membership on the board of directors, or serving as a consultant or advisor to any board or any management, of a business that is a present or potential competitor, customer, supplier, or contractor of the Company, creates a conflict of interest, unless such relationship is pre-approved in writing by the principal executive officer of the Company.

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Engaging in any transaction involving the Company, from which the Covered Person can benefit financially or otherwise, apart from the usual compensation received in the ordinary course of business, creates a conflict of interest.  Such transactions include lending or borrowing money, guaranteeing debts, or accepting gifts, entertainment, or favors from a present or potential competitor, customer, supplier, or contractor of the Company.

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The use or disclosure of any unpublished information regarding the Company, obtained by a Covered Person in connection with his or her employment for personal benefit, creates a conflict of interest.

It is our policy and it is expected that all Covered Persons should endeavor to avoid all situations that present an actual or apparent conflict of interest.  All actual or apparent conflicts of interest must be handled honestly and ethically.  If a Covered Person suspects that he or she may have a conflict of interest, that Covered Person is required to report the situation to, and to seek guidance from, his or her immediate supervisor or senior management, as appropriate.  For purposes of this Code, directors, the principal executive officer, and the principal financial officer shall report any such conflict or potential conflict situations to the chairman of the audit committee, if one be created, and in the absence of an audit committee, to chairman of the board of directors.  Officers (other than the principal executive officer and principal financial officer) and employees of the Company shall report any such situations to their immediate supervisor.  It is the responsibility of the audit committee chairman or the chairman of the board, as applicable, to determine if a conflict of interest exists or whether such situation is likely to impair the Covered Persons ability to perform his or her assigned duties with the Company, and if such situation is determined to present a conflict, to determine the necessary resolution.

IV. Compliance With Applicable Laws, Rules And Regulations

Full compliance with the letter and the spirit of all applicable governmental laws, rules and regulations, and applicable rules and listing standards of any national securities exchange on which the Company’s securities may be listed, is one of the foundations on which this Company’s ethical policies are built.  All directors and executive officers of the Company must understand and take responsibility for the Company’s compliance with the applicable governmental laws, rules and regulations of the cities, states and countries in which the Company operates, and for complying with the applicable rules and listing standards of any national securities exchange on which the Company’s securities may be listed.

V. Rules To Promote Full, Fair, Accurate, Timely and Understandable Disclosure

As a public Company, the Company has a responsibility to report financial information to security holders so that they are provided with accurate information in all material respects about the Company’s financial condition and results of operations.  It is the policy of the Company to fully and fairly disclose the financial condition of the Company in compliance with applicable accounting principles, laws, rules and regulations.  Further, it is the Company’s policy to promote full, fair, accurate, timely and understandable disclosure in all Company reports required to be filed with or submitted to the Commission, as required by applicable laws, rules and regulations then in effect, and in other public communications made by the Company.

Covered Persons may be called upon to provide or prepare necessary information to ensure that the Company’s public reports are complete, fair and understandable.  The Company expects Covered Persons to take this responsibility seriously and to provide accurate information related to the Company’s public disclosure requirements.  A Covered Person who is unsure of whether any particular disclosure is required under any applicable laws, rules or regulations shall discuss the situation with the General Counsel to prevent the possible misunderstandings.

All books and records of the Company shall fully and fairly reflect all Company transactions in accordance with accounting principles generally accepted in the United States of America, and any other financial reporting or accounting regulations to which the Company is subject.  No entries to the Company’s books and records shall be made or omitted to intentionally conceal or disguise the true nature of any transaction.  Covered Persons shall maintain all Company books and records in accordance with the Company’s established disclosure controls and procedures and internal controls for financial reporting, as such controls may be amended from time to time.

The Company is committed to develop and operate a system of internal control policy over financial reporting and accounting record, to ensure all internal transactions are properly authorized and record, and compliance with all applicable laws. The internal controls include but not limit to written policies and procedures, superior examination and monitoring, budget control and other inspection and settlement. The Company is committed to develop and operate a system of disclosure procedures, to ensure all information is disclosed in accordance with the requirement of related supervision authorities and rules.

All Covered Persons must report any questionable accounting or auditing matters that may come to their attention. This applies to all reports or records prepared for internal or external purposes.  If any Covered Person has concerns or complaints regarding questionable accounting or auditing matters of the Company, the Covered Person shall report such matters to his or her immediate supervisor.  If the immediate supervisor is involved in the questionable accounting or auditing matter, or does not timely resolve the Covered Person’s concern, the Covered Person should submit their concerns to the internal audit department and/or the chairman of the audit committee of the Company.  The internal audit department will then exercise the discretion to conduct a further investigation. Any result will be reported to the audit committee.  The reporting of any such matters may be done on a confidential basis, at the election of the Covered Person making the report.

VI. Competition and Fair Dealing

The Company seeks to outperform its competitors fairly and honestly. The Company does not seek competitive advantages through illegal or unethical business practices. Each Covered Person shall endeavor to deal fairly with the Company’s customers, service providers, suppliers, competitors and employees. No Covered Person shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any unfair dealing practice.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Company employee, family member of an employee or agent unless it: (i) is not a cash gift, (ii) is consistent with customary business practices, (iii) is not excessive in value, (iv) cannot be construed as a bribe or payoff, and (v) does not violate any laws or regulations. Please discuss with the Company’s General Counsel any gifts which you are not certain are appropriate.

VII. Corporate Opportunities

Covered Persons are prohibited from (i) taking for themselves opportunities that are discovered through the use of Company property, information or position, (ii) using Company property, information or position for personal gain, and (c) competing with the Company.  Covered Persons have a duty to the Company to advance its legitimate interest when the opportunity to do so arises.

VIII. Confidentiality

Covered Persons must maintain the confidentiality of non-public, proprietary information regarding the Company, its customers or its suppliers, and shall use that information only to further the business interests of the Company, except where disclosure or other use is authorized by the Company or legally mandated.  This includes information disseminated to employees in an effort to keep them informed or in connection with their work activities, but with the instruction, confidential labeling, or reasonable expectation that the information be kept confidential.

IX. Trading on Inside Information

Inside information includes any non-public information, whether favorable or unfavorable, that investors generally consider important in making investment decisions.  Examples include financial results not yet released, imminent regulatory approval/disapproval of an alliance or other significant matter such as the purchase or sale of a business unit or significant assets, threatened litigation, or other significant facts about a business.  No information obtained as the result of employment at, or a director’s service on the Board of, the Company may be used for personal profit or as the basis for a “tip” to others, unless such information has previously been made generally available to the public, and even in such circumstances, such information may be subject to other duties.

X. Protection and Proper Use of Company Assets

Covered Persons should protect the Company’s assets and ensure their efficient use.  Theft, carelessness and waste have an adverse impact on the Company and its profitability.  Company assets may only be used for legitimate Company business purposes.

XI. Foreign Corrupt Practices Act (“FCPA”)

The FCPA prohibits the making of a payment and/or the offering of anything of value to any foreign government official, government agency, political party or political candidate in exchange for a business favor or when otherwise intended to influence the action taken by any such individual or agency or to gain any competitive or improper business advantage. It is very important to know that the prohibitions of the FCPA apply to actions taken by all Covered Persons and by all outside parties engaged directly or indirectly by the Company (e.g., consultants, professional advisers, etc.). Given the complexity of the FCPA and the severe penalties associated with its violation, all Covered Persons are urged to contact the General Counsel at any time with any questions concerning the Company’s and their obligations under and in compliance with the FCPA.

XII. Discipline

Violation of this Code may result in serious consequences for the Company, its corporate reputation and credibility and the confidence level of its customers and investors. Sanctions against the Company for criminal or civil wrongdoing could include substantial fines and restrictions on future operations. Individual employees could be required to pay significant fines or be sentenced to prison. Therefore, violations will be taken seriously.

Company-imposed disciplinary action will be coordinated with the employee’s supervisor, the human resources department and the General Counsel. The overall seriousness of the matter will be considered in determining disciplinary action to be taken: which might include consequences up to and including dismissal. Individual cases may require an employee to reimburse the Company for losses or damages. The Company may even refer an employee for criminal prosecution, civil enforcement or a combination of the above.

Disciplinary action may also be taken against supervisors or executives who condone, permit or have knowledge of illegal or unethical conduct by subordinates and do not take corrective action.

Disciplinary action may be taken against employees who make false statements in connection with investigations of violations of this Code.

All employees will be held to the standards in this Code. Violating the Code, even if directed to do so by management is not justifiable. If a manager solicits actions in violation of this Code, an employee should contact the General Counsel.

XIII. Reporting and Compliance procedure

Every Covered Person has the responsibility to ask questions, seek guidance, report suspected violations and express concerns regarding compliance with this Code. General Counsel can be reached for explanation, clarification, and guidance of this Code at 0755-83515535 (telephone), samuel.lo@csst.com (email), or his office. Any employee, officer or director who knows or believes that any other employee or representative of the Company has engaged or is engaging in Company-related conduct that violates applicable law or this Code should report such information to the General Counsel. Covered Persons may report such conduct openly or anonymously without fear of retaliation. The Company will not discipline, discriminate against or retaliate against any employee who reports such conduct, unless it is determined that the report was made with knowledge that it was false, or who cooperates in any investigation or inquiry regarding such conduct. Any supervisor who receives a report of a violation of this Code must immediately inform the General Counsel.

Covered Persons may report violations of this Code on a confidential or anonymous basis, while the Company encourages reporting person to identify himself or herself when reporting violations so that the Company may follow up with the reporting person, as necessary, for additional information. Covered Person may report to the General Counsel through any of the following means:

By post: 13/F, Shenzhen Special Press Zone Press Tower, Shennan Road, Futian, Shenzhen, PRC 518034

By Call/ Fax: 0755-83516497

(You can leave a recorded message without identifying yourself)

By Email: Samuel.lo@csst.com

If the General Counsel receives information regarding an alleged violation of this Code, he or she shall, in consultation with outside counsel, as appropriate, (a) evaluate such information, (b) if the alleged violation involves an executive officer or a director, inform the Chief Executive Officers and Board of Directors of the alleged violation, (c) determine whether it is necessary to conduct an informal inquiry or a formal investigation and, if so, initiate such inquiry or investigation and (d) report the results of any such inquiry or investigation, together with a recommendation as to disposition of the matter, to the Chief Executive Officers for action, or if the alleged violation involves an executive officer or a director, report the results of any such inquiry or investigation to the Board of Directors or a committee thereof.  Covered Persons are expected to cooperate fully with any inquiry or investigation by the Company regarding an alleged violation of this Code.

Failure to cooperate with any such inquiry or investigation may result in disciplinary action, up to and including discharge.

The Company shall determine whether violations of this Code have occurred and, if so, shall determine the disciplinary measures to be taken against any employee who has violated this Code.  In the event that the alleged violation involves an executive officer or a director, the Chief Executive Officers and the Board of Directors, respectively, shall determine whether a violation of this Code has occurred and, if so, shall determine the disciplinary measures to be taken against such executive officer or director.

Failure to comply with the standards outlined in this Code will result in disciplinary action including, but not limited to, reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, discharge and restitution. Certain violations of this Code may require the Company to refer the matter to the appropriate governmental or regulatory authorities for investigation or prosecution. Moreover, any supervisor who directs or approves of any conduct in violation of this Code, or who has knowledge of such conduct and does not immediately report it, also will be subject to disciplinary action, up to and including discharge.

XIV. Waiver of the Code

While some of the policies contained in this Code must be strictly adhered to and no exceptions can be allowed, in other cases exceptions may be possible.  Any request for a waiver of any provision of this Code must be in writing and addressed to the Board or the Audit Committee, if made by a director or officer; or the Chief Executive Officer or General Counsel, if made by an employee.  Any waiver of this Code with respect to an officer or director must be approved by the Board or the Audit Committee, after consultation with the Company’s corporate or outside counsel, and will be disclosed as required by law, Commission regulations, or the rules and listing standards of any national securities exchange on which the Company’s securities may be listed.

XV. Dissemination and Amendment

This Code shall be distributed to each employee, officer and director of the Company upon commencement of his or her employment or other relationship with the Company. The Company reserves the right to amend, alter or terminate this Code at any time for any reason.